Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis—December 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	17.85%
Less: Coupon	0.64%
Servicing Fee	1.50%
Net Credit Losses	4.51%
Excess Spread :
December-11	11.20%
November-11	11.57%
October-11	11.18%
Three Month Average Excess Spread	11.32%

Delinquency:
30 to 59 Days	0.66%
60 to 89 Days	0.51%
90+ Days	1.28%
Total	2.45%

Principal Payment Rate	22.23%